Exhibit 10.17
EXECUTIVE EMPLOYMENT AGREEMENT
          This [AMENDED AND RESTATED] EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into on                     , 200___ (the “Effective Date”), by and between Life Time Fitness, Inc. (the “Company”), and                      (“Executive”).
          The Company is a recognized leader in the health and fitness industry, including the design and operation of health and fitness centers, the creation, promotion and sale of nutritional products, the production of athletic events and the publication of a healthy way of life magazine. The Company has enjoyed considerable growth and success in the industry because of its innovative, confidential and proprietary management and marketing methods and plans. [To assure protection of the Company’s goodwill and confidential and proprietary information, management and marketing plans, the Company and Executive previously entered into an Executive Employment Agreement dated May ___, 2004 (the “Prior Agreement”).]
          The Company also desires to assure Executive’s continuing services to the Company including, but not limited to, under circumstances in which there is a possible threatened or actual Change of Control of the Company. The Company believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a potential severance of employment and to encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or impending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a severance of employment which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations. [The parties entered into the Prior Agreement with the intent to accomplish these objectives.]
          [The Company and Executive agree that it is in their mutual best interest to amend, modify, and restate the Prior Agreement to comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), so as to avoid additional taxes and penalties under Code Section 409A(a)(1).]
          In consideration of the foregoing, and in order to accomplish all of the above objectives, the Company and Executive agree as follows:
1. Definitions.
a)	“Base Salary” shall mean the Executive’s regular annual salary (before payment of any bonuses or incentive pay and before any salary deferral), commonly referred to as the “Guaranteed” component of an executive’s salary.

b)	“Change of Control” shall mean the earliest of the following dates:
(i)	A change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board of Directors of the Company (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least 50% of the Board; provided, however, for purposes of this definition, that any individual who becomes a member of the Board subsequent to the Effective Date, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided, further, that any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board shall not be so considered as a member of the Incumbent Board;

(ii)	An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”), of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) which, together with other acquisitions by such Person, results in the aggregate beneficial ownership by such Person of 30% or more of either (x) the then outstanding shares of Common Stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions will not result in a Change of Control
(a)	an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or

(b)	an acquisition by any entity pursuant to a transaction that complies with the exemption in clause (iii) below;
(iii)	Consummation of a merger or consolidation of the Company with any other corporation or other entity, a statutory share exchange involving the capital stock of the Company, or a sale or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the Company (except in connection with the sale-leaseback of the Company’s real estate), other than a merger, consolidation, statutory share exchange, or disposition of all or substantially all assets that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into or exchanged for voting securities of the surviving or acquiring entity or its direct or indirect parent entity) beneficial ownership, directly or indirectly, of more than 50% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity (including, without limitation, such beneficial ownership of an entity that as a result of such transaction beneficially owns 100% of the outstanding shares of common stock and the combined voting power of the then outstanding voting securities (or comparable equity securities) or all or substantially all of the Company’s assets either directly or indirectly) outstanding immediately after such merger, consolidation, statutory share exchange or disposition of all or substantially all assets in substantially the same proportions (as compared to other holders of the Outstanding Company Common Stock and Outstanding Company Voting Securities prior to the transaction) as their respective ownership, immediately prior to such transaction; or

(iv)	Consummation or, if earlier, shareholder approval, of a definitive agreement or plan to liquidate or dissolve the Company.
c)	“Change of Control Date” shall mean the first date on which a Change of Control occurs.

d)	“Change of Control Period” shall mean the period commencing on the Change of Control Date and ending on the first anniversary of such date.

e)	“Cause” shall mean if the Company determines in good faith that Executive has:
(i)	engaged in willful and deliberate acts of dishonesty, fraud or unlawful behavior against or at the expense of the Company, which adversely affects the business affairs of the Company;

(ii)	been convicted of, or pleaded nolo contendere, to any felony;

(iii)	engaged in gross negligence or willful misconduct in the performance of Executive’s duties as an employee of Company, where such acts adversely affect the business affairs of the Company in a material way;

(iv)	refused to substantially perform all of Executive’s duties and responsibilities, or persistently neglects Executive’s duties or experiences chronic unapproved absenteeism;

(v)	demonstrates an inability to perform Executive’s duties at a level commensurate with Executive’s position and is unable to meet the conditions of a Company Performance Improvement Plan designed for Executive created in connection with this item, within a period of 60 days from creation of such Performance Improvement Plan; or

(vi)	breached any material term(s) or material condition(s) of this Agreement.
Notwithstanding anything to the contrary contained herein, the events described in clauses (iv) and (v) shall not constitute “Cause” for purposes of this Agreement unless the Company gives Executive written notice delineating the claimed event or circumstance and setting forth the Company’s intention to terminate

Executive’s employment if such claimed event or circumstance is not duly remedied within twenty-one (21) business days following such notice from the Company, and Executive fails to remedy such event or circumstance within such twenty-one (21) day period.
f)	“Disability” shall mean the inability of Executive to perform on a full-time basis the duties and responsibilities of Executive’s employment with the Company by reason of Executive’s illness or other physical or mental impairment or condition, as determined by a physician mutually acceptable to Executive and the Company, if such inability continues for an uninterrupted period of 90 days or more during any 365-day period. A period of inability shall be “uninterrupted” unless and until Executive returns to full-time work from the above-referenced leave for a continuous period of at least 180 days, excluding vacation days or sick days taken for reasons unrelated to the illness or other physical or mental impairment or condition necessitating the above-referenced leave.

g)	“Good Reason” shall mean without Executive’s express written consent, any of the following conditions shall occur, provided that none of the following conditions shall constitute Good Reason unless Executive first gives written notice to the Company within 90 days of the first occurrence of the condition, delineating the claimed breach and setting forth Executive’s intention to terminate Executive’s employment if such breach is not duly remedied within 30 business days, and the Company fails to cure the condition within such 30-day period:
(i)	the Company has breached any material term(s) or material condition(s) of this Agreement, which breach was not caused by Executive;

(ii)	the Company relocates its executive offices outside of a seventy-five (75) mile radius of its current location, and the relocation results in a material change to the geographic location at which Executive performs services;

(iii)	the Company has reduced Executive’s Target Salary by twenty-five percent (25%) or more, or materially reduced Executive’s duties and responsibilities (including but not limited to reasonable discretion in the management of Executive’s department); or

(iv)	the Company has assigned duties and responsibilities to Executive that are materially inconsistent with Executive’s position and experience, such that there occurs a material reduction in Executive’s duties, responsibilities or authority.
h)	“Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the Termination Date is other than the date of receipt of such notice, specifies the Termination Date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s right hereunder.

i)	“Target Salary” shall mean the sum of Executive’s Base Salary and the annual target payout under any commission or annual cash-base incentive plan that the Executive is eligible to receive based upon the attainment of pre-established performance targets. For purposes of Sections 3(a) and 3(c) below, in the event Executive’s employment is terminated by Executive for Good Reason pursuant to Section 1(g)(iii), “Target Salary as of the Termination Date” shall mean Executive’s Target Salary immediately prior to the reduction in Executive’s Target Salary that gave rise to Good Reason under Section 1(g)(iii).

j)	“Termination Date” shall mean (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination (as defined in Section 2 below) or any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Termination Date shall be the date on which the Company notifies the Executive of such termination, and (iii) if the Executive’s employment is terminated by reason of death or Disability, the Termination Date shall be the date of death of the Executive or the first date Disability is determined, as the case may be. For purposes of Sections 3(a) and 3(c) of this Agreement, with respect to the timing of payments thereunder, Termination Date shall mean the date of Executive’s separation from service with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code.
2. Notice of Termination.
Any termination of Executive’s employment by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto.
3. Payments upon Termination of Employment.
a)	If Executive’s employment with the Company is terminated by the Company for any reason other than for Cause, death or Disability, or by Executive for Good Reason such that the Termination Date occurs within two years of the first occurrence of the condition giving rise to Good Reason, and provided that such termination of employment does not occur during the Change of Control Period, then the Company shall provide to Executive the following, subject to the conditions of Section 3(e) below:

(i)	Target Salary Continuation. The Company will pay to Executive an amount equal to one half of Executive’s Target Salary as of the Termination Date, but not to exceed a maximum amount of two times the lesser of: (x) the Code § 401(a)(17) compensation limit for the year in which the Termination Date occurs; or (y) the sum of Executive’s annualized compensation based upon the annual rate of pay for services provided to the Company for the calendar year prior to the calendar year in which the Termination Date occurs (adjusted for any increase during that year that was expected to continue indefinitely) (the “Target Salary Continuation Amount”). Such Target Salary Continuation Amount shall be paid to Executive in equal installments in accordance with the Company’s regular payroll schedule, commencing on the first regular payroll date of the Company that occurs following the Termination Date and continuing for six months. The Company and Executive intend the payments under this Section 3(a)(i) to constitute a “separation pay plan due to involuntary separation from service” pursuant to Treas. Reg. § 1.409A-1(b)(9)(iii). [Notwithstanding anything in this Section 3(a)(i) to the contrary, if the Termination Date occurs on or before December 31, [**insert calendar year in which Executive’s employment commences], then the maximum limitations of (x) and (y) above shall not apply, and any amounts that remain payable to Executive as of March 15, [**insert calendar year after the calendar year in which Executive’s employment commences], shall be payable in a lump sum on March 15, [**insert calendar year after the calendar year in which Executive’s employment commences], with the intention that the payments under this Section 3(a)(i) shall in such instance constitute a short-term deferral under Treas. Reg. § 1.409A-1(b)(4).]

(ii)	Supplemental Target Salary Continuation. The Company will pay to Executive an additional amount equal to Executive’s Target Salary as of the Termination Date (the “Supplemental Target Salary Continuation Amount”). Such Supplemental Target Salary Continuation Amount shall be paid to Executive in equal installments in accordance with the Company’s regular payroll schedule, commencing on the first regular payroll date of the Company that occurs following completion of all payments under Section 3(a)(i) (and in any event commencing no earlier than the first day of the seventh month after the Termination Date) and continuing for 12 months. The Company and Executive intend the payments under this Section 3(a)(ii) to be deferred compensation payable in compliance with the requirements of Section 409A of the Code.

(iii)	Outplacement Costs. The Company will reimburse Executive for reasonable outplacement costs associated with Executive’s search for new employment during the 12-month period following the Termination Date, such costs not to exceed $10,000 in the aggregate. To be eligible for reimbursement, such costs must be actually incurred by Executive and directly related to the termination of Executive’s employment with the Company. Executive shall submit verification of expenses to the Company within 60 days of the date the expense was incurred, and the Company shall reimburse eligible expenses promptly thereafter, and in any event no later than the last day of the second calendar year after the calendar year in which the Termination Date occurs. The Company and Executive intend the reimbursement of such costs to be excluded from deferred compensation pursuant to Treas. Reg. § 1.409A-1(b)(9)(v)(A).

(iv)	Insurance Coverage Continuation. The Company will provide continuation of medical plan coverage and life insurance coverage at the same level and in the same manner as that provided to Executive as of the Termination Date, beginning on the Termination Date and continuing for 18 months, provided that any benefit continuation under this section 3(a)(iv) shall be concurrent with any coverage under the Company’s plans pursuant to COBRA or similar laws, and continuation of medical plan coverage under this section 3(a)(iv) shall end when Executive is no longer entitled to COBRA continuation coverage for any reason. Any dependent medical plan coverage in effect for the Executive on the Termination Date will also be continued for such period on the same terms. Any costs Executive was paying for such coverages, if any, as of the Termination Date shall continue to be paid by Executive. If the terms of any benefit plan referred to in this section do not permit continued participation by Executive, then the Company will arrange for other insured coverage providing substantially similar benefits at the same contribution level, if any, of Executive, and Executive will cooperate with the Company to obtain the most favorable rate for comparable coverage to Executive. The Company and Executive intend the continuation of coverage under this Section 3(a)(iv) to be excluded from deferred compensation under Treas. Reg. § 1.409A-1(a)(5) and/or Treas. Reg. § 1.409A-1(b(9)(v)(B), as applicable.
b)	If Executive’s employment with the Company is terminated by reason of:
(i)	Executive’s abandonment of Executive’s employment or Executive’s resignation for any reason other than Good Reason;

(ii)	termination of Executive’s employment by the Company for Cause; or

(iii)	Executive’s Disability or death,
then the Company shall pay to Executive or Executive’s beneficiary or Executive’s estate, as the case may be, Executive’s Base Salary through the Termination Date.

c)	If Executive’s employment with the Company (or successor) is terminated by the Company during the Change of Control Period for any reason other than Cause, death or Disability, or by Executive during the Change of Control Period for Good Reason such that the Termination Date occurs within two years of the first occurrence of the condition giving rise to Good Reason, then Executive will receive, subject to the conditions of Section 3(e) below:
(i)	the same benefits as set forth in Section 3(a) above, payable in the same manner, at the same time and subject to the same conditions as if such payments were being made pursuant to Section 3(a); and

(ii)	an additional amount equal to one-fourth of Executive’s Target Salary. Such additional amount shall be paid to Executive in equal installments in accordance with the Company’s regular payroll schedule, commencing on the first regular payroll date of the Company that occurs following completion of all the payments that are being made as if under Section 3(a)(ii), and continuing for 3 months thereafter. The Company and Executive intend the payments under this Section 3(c)(ii) to be deferred compensation payable in compliance with the requirements of Section 409A of the Code.
d)	In the event of termination of Executive’s employment, the sole obligation of the Company hereunder shall be its obligation to make the payments called for by Sections 3(a), 3(b) or 3(c) hereof, as the case may be, and the Company shall have no other obligation to Executive or to Executive’s beneficiary or Executive’s estate, except as otherwise provided by law, under the terms of any subsequent written agreement between Executive and the Company, and under the terms of any employee benefit plans or programs then maintained by the Company in which Executive participates.

e)	Notwithstanding the foregoing provisions of this Section 3, the Company shall not be obligated to make any payments to Executive under Sections 3(a) or 3(c) above unless: (i) upon termination of employment Executive signs a global release of claims against the Company and its affiliates, divisions, directors, officers, employees, agents and assigns (other than rights Executive may have to indemnification from the Company arising out of the performance of his or her duties as an employee or officer), such release to be prepared by the Company in its sole discretion; (ii) all applicable rescission periods provided by law for releases of claims have expired and Executive has not rescinded the release of claims; and (iii) Executive is in strict compliance with the terms of Section 4 hereof, as of the date of such payments. In no event shall Executive be entitled to payments under both Sections 3(a) and 3(c).
4. Covenants. [In consideration of this Agreement and such other consideration as is set forth in the Prior Agreement, Executive affirms that the terms and conditions of Section 4 of the Prior Agreement shall remain in full force and effect as restated and clarified below:]

a)	Introduction. The parties acknowledge that the provisions and covenants contained in this Section 4 are material to this Agreement and that the limitations contained in this Agreement are reasonable in geographic and temporal scope and do not impose a greater restriction or restraint than is necessary to protect the goodwill and other legitimate business interests of the Company. The parties also acknowledge and agree that the provisions of this Section 4 do not adversely affect Executive’s ability to earn a living in any capacity that does not violate the covenants contained herein. Executive acknowledges that the Company’s grant of any and all “Performance Awards” under the 2004 Long-Term Incentive Plan were made in reliance on and in exchange for, Executive’s obligations under these provisions.

b)	Confidential Information. Except as permitted by the Company, during the term of Executive’s employment with the Company and at all times thereafter, Executive shall not divulge, furnish or make accessible to anyone or use in any way other than in the ordinary course of the business of the Company, any confidential, proprietary or secret knowledge or information of the Company, whether developed by Executive or others, including but not limited to (i) Company trade secrets, (ii) confidential and proprietary plans, developments, research, processes, designs, methods or material (whether or not patented or patentable), (iii) customer and supplier lists, (iv) strategic or other business, marketing or sales plans, and (v) financial data and plans. Executive acknowledges that the above-described knowledge and information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. During the term of Executive’s employment with the Company, Executive shall refrain from any intentional acts or omissions that would reduce the value of such knowledge or information to the Company. The foregoing obligations of confidentiality shall not apply to any knowledge or information that (i) is now or subsequently becomes generally publicly known for reasons other than Executive’s violation of this Agreement, (ii) is independently made available to Executive in good faith by a third party who has not violated a confidential relationship with the Company, or (iii) is required to be disclosed by legal process, other than as a direct or indirect result of the breach of this Agreement by Executive.

c)	Ventures. If, during Executive’s employment with the Company, Executive is engaged in or associated with the planning or implementing of any project, program or venture involving the Company, all rights in such project, program or venture shall belong to the Company. Except as approved in writing by the Board and as otherwise set forth in this Agreement, Executive shall not be entitled to any interest in any such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith. Executive shall have no interest, direct or indirect, in any customer or supplier that conducts business with the

Company, provided that a passive investment of less than 2.5% of the outstanding shares of capital stock of any customer or supplier listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this sentence.

d)	Agreement Not to Compete. During Executive’s employment with the Company and for a period of eighteen (18) consecutive months from the Termination Date, regardless of the reason for such termination and regardless of whether the termination is initiated by the Company or Executive, Executive shall not, directly or indirectly, engage in any manner or capacity (including without limitation as a proprietor, principal, agent, partner, officer, director, employee, member of any association, consultant or otherwise) in any “Company Business” in the “Territory.” For purposes of this section 4(d), “Company Business” means (i) the design, development, management or marketing of health and fitness clubs, and/or health and fitness club memberships and services, and/or nutritional supplements, (ii) the publication of any health and fitness publications and/or (iii) the sale, design or promotion of and any other product or service that grows into a core or primary business for the Company (or is under development and is projected to grow into a core or primary business for the Company) as of the Termination Date. “Territory” means any of the United States or in any other country in which the Company is then doing Company Business as of the Termination Date. Ownership by Executive, as a passive investment, of less than 2.5% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 4(d). Notwithstanding the foregoing, if Executive’s termination is in connection with a Change of Control, Executive agrees, for a period of time of twenty-four (24) months from the Termination Date, not, directly or indirectly, to engage in any manner or capacity (including without limitation as a proprietor, principal, agent, partner, officer, director, employee, member of any association, consultant or otherwise) in any “Company Business” in the “Territory.”

e)	Agreement Not to Hire. During Executive’s employment with the Company and for a period of twelve (12) consecutive months from the Termination Date, regardless of the reason for such termination and regardless of whether the termination is initiated by the Company or Executive, Executive shall not, directly or indirectly, hire, engage or solicit any person who is then an employee of the Company or who was an employee of the Company as of the Termination Date, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise.

f)	Agreement Not to Solicit. During Executive’s employment with the Company and for a period of twelve (12) consecutive months from the Termination Date, regardless of the reason for such termination and regardless of whether the termination is initiated by the Company or Executive, Executive shall not, directly or indirectly, solicit, request, advise or induce any current or potential customer, supplier or other business contact of the Company to cancel, curtail or otherwise change its relationship with the Company, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise.

g)	Blue Pencil Doctrine. If the duration of, the scope of or any business activity covered by any provision of this Section 4 is in excess of what is valid and enforceable under applicable law, such provision shall be construed to cover only that duration, scope or activity that is valid and enforceable. Executive hereby acknowledges that this Section 4 shall be given the construction that renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law.
5. Copyrights and Related Matters.
a)	Copyrightable Material. All right, title and interest in all copyrightable material that Executive shall conceive or originate individually or jointly or commonly with others, and that arise during the term of Executive’s employment with the Company and out of the performance of Executive’s duties and responsibilities under this Agreement, shall be the property of the Company and are hereby assigned by Executive to the Company, along with ownership of any and all copyrights in the copyrightable material. Upon request and without further compensation therefore, but at no expense to Executive, Executive shall execute any and all papers and perform all other acts necessary to assist the Company to obtain and register copyrights on such materials in any and all countries. Where applicable, works of authorship created by Executive for the Company in performing Executive’s duties and responsibilities hereunder shall be considered “works made for hire,” as defined in the U.S. Copyright Act.

b)	Trade Secrets. All trade secret information conceived or originated by Executive that arises during the term of Executive’s employment with the Company and out of the performance of Executive’s duties and responsibilities hereunder or any related material or information shall be the property of the Company, and all rights therein are hereby assigned by Executive to the Company.
6.	Return of Records and Property. On or within fifteen days of the Termination Date, Executive shall promptly deliver to the Company any and all Company records and any and all Company property in Executive’s possession or under Executive’s control, and all copies thereof, including without limitation manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, source codes, data, tables or calculations, keys, access cards, access codes, passwords, credit cards, personal computers, telephones and other electronic equipment belonging to the Company.

7.	Remedies. Executive acknowledges that the provisions of Sections 4 are reasonable and necessary to protect the legitimate interests of the Company, and that any violation of those provisions by Executive would cause substantial and irreparable harm to the Company to such an extent that monetary damages alone would be an inadequate remedy therefore. Therefore, in the event of any actual or threatened breach of any such provisions, the Company shall, in addition to any other remedies it may have, be entitled to seek injunctive and other equitable relief to enforce such provisions and to restrain Executive from violating or continuing to violate such provisions, and such relief may be granted without the necessity of proving actual monetary damages. The preceding sentence shall not be construed to prevent Executive from disputing the factual basis of any remedies or defenses asserted by the Company.
8.	Indemnification. The Company agrees to defend and indemnify Executive to the fullest extent permitted by applicable law, for all civil damages, penalties, or fines claimed or levied against Executive in connection with any third-party claim, action, suit or proceeding that arises from Executive’s acts, errors, or omissions (other than Executive’s intentional misconduct, willful neglect of duties, or bad faith) in the performance of Executive’s duties as an officer or executive of the Company or any affiliate or subsidiary thereof.
9.	Non-Disparagement. Executive will not malign, defame or disparage the reputation, character, image, products or services of the Company, or the reputation or character of the Company’s directors, officers, employees or agents, provided that nothing in this Section 9 shall be construed to limit or restrict Executive from taking any action that Executive in good faith reasonably believes is necessary to fulfill Executive’s fiduciary obligations to the Company, or from providing truthful information in connection with any legal proceeding, government investigation or other legal matter.
10. Miscellaneous.
a)	Governing Law. All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement shall be governed by the laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule, whether of the State of Minnesota or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Minnesota.

b)	Jurisdiction and Venue. Executive and the Company consent to jurisdiction of the courts of the State of Minnesota and/or the United States District Court, District of Minnesota, for the purpose of resolving all issues of law, equity, or fact, arising out of or in connection with this Agreement. Any action involving claims of a breach of this Agreement shall be brought in such courts. Each party consents to personal jurisdiction over such party in the aforementioned courts and hereby waives any defense of lack of personal jurisdiction. Venue, for the purpose of all such suits, shall be in Hennepin County, State of Minnesota.

c)	Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes all prior agreements and understandings with respect to the subject matter hereof[, including without limitation the Prior Agreement, except that Section 4 of the Prior Agreement remains in full force and effect as restated and clarified herein]. The parties have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein.

d)	No Violation of Other Agreements. Executive hereby represents and affirms that neither Executive’s entering into and undertaking of obligations under this Agreement nor Executive’s employment with the Company violate any other agreement (oral, written or other) to which Executive is a party or by which Executive is bound.

e)	Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

f)	No Waiver. No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

g)	Assignment. This Agreement shall not be assignable, in whole or in party, by either party without the written consent of the other party, except that the Company may, without the consent of Executive, assign all, but not less than all, of its rights and obligations under this Agreement to any corporation or other business entity (i) with which the Company may merge or consolidate, (ii) to which the Company may sell or transfer all or substantially all of its assets or capital stock, or (iii) of which 50% or more of the capital stock or the voting control is owned, directly or indirectly, by the Company. After any such assignment by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the “Company” for purposes of all terms and conditions of this Agreement, including this Section 10.

h)	Counterparts. This Agreement may be executed in any number of counterparts and by facsimile, such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

i)	Severability. Subject to Section 4(g) hereof, to the extent that any portion of any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

j)	Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience or reference only and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

k)	Legal Expenses. The prevailing party shall be entitled to recover all legal fees and expenses which such party may reasonably incur as a result of any legal proceeding relating to the validity, enforceability, or breach of, or liability under, any provision of this Agreement or any guarantee of performance (including as a result of any contest by Executive about the amount of any payment pursuant to Section 3 of this Agreement). Any recovery of fees and expenses by Executive pursuant to this Section 10(k) shall be paid no later than the date that is 2 1/2 months after the end of the calendar year in which there occurs a final determination that Executive is the prevailing party.

l)	Notices. Any notice hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, sent by reliable next-day courier, or sent by registered or certified mail, return receipt requested, postage prepaid, to the party to receive such notice addressed as follows:

If to the Company:
Life Time Fitness, Inc.
2902 Corporate Place
Chanhassen, MN 55317
Attention: [**title]
If to Executive:
[**Insert name and address]
or addressed to such other address as may have been furnished to the sender by notice hereunder. Except as otherwise provided herein, all notices shall be deemed given on the date on which delivered if delivered by hand, or on the date sent if sent by overnight courier or certified mail, except that notice of change of address will be effective only upon receipt by the other party.
     m) Tax Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state and local income and employment taxes as the Company shall determine are required or authorized to be withheld pursuant to any applicable law or regulation.
     n) Section 409A. This Agreement is intended to satisfy, or be exempt from, the requirements of sections 409A(a)(2), (3) and (4) of the Code, including current and future guidance and regulations interpreting such provisions, and should be interpreted accordingly.

     IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date set forth in the first paragraph.

Life Time Fitness, Inc.

By

Its

[**Executive]

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